Exhibit 10.1

FLOOR PLAN FINANCE AGREEMENT

This Floor Plan Finance Agreement (“Agreement”) is between AVANTAIR, INC., 4311 General Howard Drive, Clearwater, FL 33762, Telephone: 727-539-0071, Fax: 727-539-7007, hereinafter referred to as the “Borrower,” and MIDSOUTH SERVICES, INC., or assigns, 800 Druid Road West, Clearwater, FL 33756, Telephone: 727-461-0635, Fax: 727-461-0734, hereinafter referred to as the “Lender.” Escrow agent will be INSURED AIRCRAFT TITLE SERVICE, 4848 S.W. 36th Street, Oklahoma City, OK 73179, Telephone: 800-654-4882, Fax: 405-681-9299, hereinafter referred to as the “Escrow Agent.”

WHEREAS, the Borrower has certain Piaggio P-180 aircraft with Serial Number 1147 and U.S. Registration Number N175SL (the “Aircraft”) that they are scheduled to take delivery of from the aircraft manufacturer on or about February 25, 2008 (“Initial Scheduled Delivery Date”);

WHEREAS, Lender shall loan Borrower the Net Purchase Price (which shall be an amount of up to $5,345,000) on the actual delivery date of each aircraft when the aircraft are delivered from the manufacturer (“Actual Delivery Date”) pursuant to the terms and conditions of this Agreement.

Now therefore, in consideration of the terms and conditions herein contained, the parties agree as follows:

1.	Term. The Term of this Agreement shall commence on the Initial Scheduled Delivery Date, or the Actual Delivery Date when Borrower takes delivery of the Aircraft from the manufacturer, whichever occurs later, and shall terminate six (6) months from the Actual Delivery Date.

2.	Purchase Price. On or before each Actual Delivery Date, Lender agrees to pay the Net Purchase Price for the applicable aircraft via direct wire transfer to the Escrow account. Borrower shall notify Lender at least three (3) days prior to the Actual Delivery Date of their intention to have Lender loan the Net Purchase Price for an aircraft. In addition, it is agreed between the parties that Lender shall only be required to loan the Net Purchase Price for one aircraft at a time. However, Lender agrees to loan the Net Purchase Price for each aircraft assuming that Borrower relinquishes the debt for the prior aircraft prior to Lender loaning the Net Purchase Price for the subsequent aircraft.

3.	Transaction Fee. As consideration for Lender providing the Net Purchase Price for any aircraft during the Term of this Agreement, Borrower agrees to pay Lender a monthly fee in the amount of Seventy Five Thousand US Dollars ($75,000.00) (“Transaction Fee”). The initial Transaction Fee shall be due in arrears one month after the Actual Delivery Date, which shall be on or about February 25, 2008 and shall not be contingent on whether Lender provides Borrower with the Net Purchase Price for any aircraft during the preceding month. Borrower shall remit the Transaction Fee to Lender via wire transfer.

4.	Insurance. Borrower shall maintain adequate insurance on the Aircraft and provide Lender and Compass Bank with a Certificate of Insurance listing Compass Bank as lien holder and Lender as an additional insured

5.	Title and Liens. Borrower agrees that on the Actual Delivery Date, Lender shall be permitted to file a lien on the aircraft securing the amount of the Net Purchase Price paid to manufacturer. On the Actual Delivery Date, Borrower and Lender may agree to allow title to transfer from Piaggio America to Avantair, Inc, instead of from Piaggio America to MidSouth Services, Inc. All liens imposed on the aircraft by Lender must be removed on or before the date that Borrower repays the Net Purchase Price to Lender so that Borrower has free and clear title to the aircraft, unless Borrower is in default by not paying the Transaction Fee after given a ten (10) day period to cure the default as set forth in Section 6 below.

6.	Release of Liens. Prior to the date that Borrower repays the Net Purchase Price to Lender (“Avantair Actual Delivery Date”), Lender will place any required Release(s) of Lien with Escrow Agent. Borrower will place the funds due to Lender with Escrow Agent, along with the escrow closing fees. Lender shall be notified at least three (3) days prior to the Avantair Actual Delivery Date. Lender hereby agrees to fully cooperate with Borrower and Escrow Agent to effect, amend, discharge and/or consent to registrations with respect to the Aircraft on the International Registry for the benefit of Borrower and/or their fractional owners. Lender also shall provide a letter of instruction to the Escrow Agent or any other person designated by Lender granting the person authority to release any and all liens on the aircraft that were imposed by Lender in the event of Lender’s death or incapacity which could preclude such release of liens.

7.	Default. Upon failure of Lender, without default by Borrower, to comply with the terms and conditions of this Agreement, Borrower may elect to cancel this agreement upon written notice to Lender, however, no breach shall be deemed to have occurred until Lender has ten (10) days to cure, which shall run from the date of receipt of written notice (e-mail or facsimile acceptable). Borrower retains the right to retain any Transaction Fees owed to Lender, not as forfeiture, but as liquidated damages for Borrower’s breach of this Agreement.

Upon failure of the Borrower, without default of Lender, to comply with the terms and conditions of this Agreement, Lender may elect to cancel this agreement upon written notice to Borrower, however, no breach shall be deemed to have occurred until Borrower has ten (10) days to cure, which shall run from the date of receipt of written notice (e-mail or facsimile acceptable). In the event of a breach by Borrower, Lender shall be permitted to use any adequate remedy at law to recover damages caused by the breach. Borrower also shall position blank bills of sale with the Escrow Agent so that title in the aircraft may be transferred to Lender in the event of Borrower’s material default of this Agreement.

8.	Excusable Delay. Neither Lender nor Borrower shall be liable to each other for any failure or delay in performing any of their obligations hereunder caused by an act of God, the public enemy, strike or labor dispute, governmental regulation or priorities and force majeure not involving the fault or negligence of either party.

9.	Assignability. This Agreement shall not be modified or amended except by the mutual consent of the parties in writing.

10.	Partial Illegality. If any one or more provisions of this Agreement shall be found to be illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

11.	Notification. For the purposes of negotiating and finalizing this Agreement, any document, including this Agreement, transmitted by facsimile or e-mail, shall be treated in all manner and respects as an original document. The signature of any party on such document shall be considered for these purposes as an original signature. Any such document shall be considered to have the same binding legal effect as an original document. At the request of either party, any such document shall be re-executed by both parties in the original form. In consideration of the promises made and value received hereunder, the undersigned parties hereby agree that, after a document has been executed and transmitted by facsimile or e-mail, neither party shall raise the use of a facsimile or e-mail, or the lack of a document bearing an original signature, as a defense to this Agreement and forever waive such defense.

12.	International Registry. Borrower and Lender shall comply with the Cape Town Convention Protocol for International Registry Regulations and Procedures regarding the International Registration of the Aircraft prior to closing. Each party shall bear the cost for registration of their company with the International Registry and any fees associated therewith.

13.	General.

A.	In all respects, time shall be of the essence in this Agreement.

B.	This agreement shall bind and inure to the benefit of the parties hereto and their executors, administrators, heirs and assigns.

C.	This agreement may be executed in two or more counterparts, each of which shall be deemed an original and shall be effective when executed by both parties.

D.	This agreement supersedes all previous agreements, if any.

Signed, sealed and delivered this 21st day of February, 2008.

BORROWER:	LENDER:
AVANTAIR, INC.	MIDSOUTH SERVICES, INC.

/s/ Kevin Beitzel	/s/ Hugh Fuller
Signature	Signature

COO	President
Title	Title

February 21, 2008	February 21, 2008
Date	Date